Exhibit 99.2

Press Release	Source: Ultra Clean Holdings, Inc.
Ultra Clean Names Chris Cook as Chief Business Officer

HAYWARD, CA., August 6, 2025 -- Ultra Clean Holdings, Inc. (Nasdaq: UCTT), announced today that its Board of Directors has appointed Chris Cook as Chief Business Officer of UCT effective immediately.
“As President of UCT’s Products Division, Chris has successfully grown our product portfolio, expanded our vertical content, deepened our customer relationships and enhanced our manufacturing leadership position across key markets,” said Clarence Granger, Chairman of UCT. “In his new role as Chief Business Officer, Chris will also spearhead UCT’s commercial strategy, forging deeper strategic partnerships with customers, identifying new market opportunities, and accelerating growth through an optimized portfolio of innovative products and services, accelerating our advancement in the global semiconductor market. In his new role, Chris will continue to report to the CEO.”
Mr. Cook joined UCT as President, Products Division in April 2022. Chris’s track record includes 28 years of successful leadership and general management with semiconductor and electronic systems companies, including Renesas Technologies, Infineon Technologies, Flex, and Cypress Semiconductor. Mr. Cook specializes in driving profitable growth by developing valuable technologies and products, optimizing global operations, and solving tough problems in ways that build lasting trust with customers. In addition, he has led numerous strategic initiatives to scale and improve customer experience, employee engagement, and financial performance via the digital transformation of processes and services. Mr. Cook holds a B.S. in Electrical Engineering and Technology from Purdue University and completed the Program for Leadership Development at Harvard Business School.

About Ultra Clean Holdings, Inc.
Ultra Clean Holdings, Inc. is a leading developer and supplier of critical subsystems, components, parts, and ultra-high purity cleaning and analytical services primarily for the semiconductor industry. Under its Products division, UCT offers its customers an integrated outsourced solution for major subassemblies, improved design-to-delivery cycle times, design for manufacturability, prototyping, and high-precision manufacturing. Under its Services Division, UCT offers its customers tool chamber parts cleaning and coating, as well as micro-contamination analytical services. Ultra Clean is headquartered in Hayward, California. Additional information is available at www.uct.com.

Contact:
Rhonda Bennetto
SVP Investor Relations
rbennetto@uct.com